EXHIBIT 99.1
Company Contact:
Mike Matysik
Cardiac Science Corporation
Sr. Vice President and CFO
425-402-2009
Investor Contact:
EVC Group, Inc.
Douglas Sherk/Jenifer Kirtland
415-896-6820
Media Contact:
EVC Group, Inc.
Steve DiMattia
917-620-0590
Cardiac Science Appoints Timothy Mickelson, Ph.D. to Board of Directors
Mickelson Brings 25 Years of Industry Expertise
BOTHELL, Wash., November 28, 2006 — Cardiac Science Corporation [NASDAQ: CSCX], a global leader in advanced cardiac monitoring and external defibrillation products, announced today that Timothy C. Mickelson, Ph.D. has been appointed to its Board of Directors.
Dr. Mickelson’s career spans more than 25 years in cardiology-related companies and includes top positions at Philips Medical Systems, Marquette Medical Systems and Mortara Instruments. Dr. Mickelson has a thorough understanding of high-tech medical equipment markets, as well as the importance of delivering products and services in a manner that maintains the highest levels of customer satisfaction. In fact, a hallmark of his career has been his insistence on the need for device manufacturers to provide for the healthcare community’s needs, consistently improving product quality and keeping costs down.
“Through his impressive career in cardiology and related areas, Dr. Mickelson brings a unique expertise to our Board that is unsurpassed in our markets,” said Dr. Ruediger Naumann-Etienne, Cardiac Science Chairman. “We are very pleased to have him join our Board of Directors.”
“Cardiac Science is a dynamic company with demonstrated success in growing a cardiology business,” said Dr. Mickelson. “I am very excited to join the Board and look forward to working with the management and my fellow board members to help guide the company to the next level,” he continued.

Dr. Mickelson received his Ph.D. in Physiology from Ohio University. He has a M.S. in Biomedical Engineering from Dartmouth and a B.S. in Electrical Engineering from the University of Wisconsin.
Dr. Mickelson also served two years in the Army as an environmental engineer and, from 1968 to 1975, was a member of the U.S. National Rowing Team, sharing in numerous international honors including a silver medal at the 1972 Olympics.
About Cardiac Science Corporation
Cardiac Science is truly at the heart of saving lives. The Company develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including AEDs, electrocardiographs, stress test systems, Holter monitoring systems, hospital defibrillators, cardiac rehabilitation telemetry systems, patient monitor — defibrillators and cardiology data management systems. Cardiac Science also sells a variety of related products and consumables, and provides a comprehensive portfolio of training, maintenance and support services. The Company is the successor to various entities that have owned and operated cardiology-related businesses that sold products under the trusted brand names Burdick®, Powerheart®, and Quinton®. Cardiac Science is headquartered in Bothell, WA, and also has operations in Lake Forest, California; Deerfield, Wisconsin; Shanghai, China and Manchester, United Kingdom.
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